Exhibit 23.1 Consent of McGladrey LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-172984) on Form S-8 of Atlantic Coast Financial Corporation of our report dated April 1, 2013, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Atlantic Coast Financial Corporation for the year ended December 31, 2012. Our report dated April 1, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

Jacksonville, Florida

April 1, 2013